Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 27, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Nielsen Media Research, Inc., which is incorporated by reference in the Annual Report on Form 10-K of Nielsen Media Research, Inc. for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 27, 1999, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

                                              PricewaterhouseCoopers LLP

New York, New York
June 14, 1999